Exhibit 5.1

April 8, 2004

Atrium Companies, Inc.
3890 West Northwest Highway, Suite 500
Dallas, Texas 75220

Re:	Atrium Companies, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

     This opinion is delivered in our capacity as counsel to Atrium Companies, Inc., a Delaware corporation (“Atrium Companies”), and to the subsidiaries of Atrium Companies named on Schedule I hereto (each, a “Guarantor” and collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Atrium Companies, Inc. and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Atrium Companies of up to $50,000,000 aggregate principal amount of its 10 1/2% Senior Notes due 2009, Series B (the “New Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the New Notes.

     The New Notes and the Guarantees will be issued under an indenture, dated as of May 17, 1999, and a third supplemental indenture, dated as of November 18, 2003 (as so supplemented through the date hereof, the “Indenture”) among Atrium Companies, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The New Notes will be offered by Atrium Companies in exchange for $50,000,000 aggregate principal amount of its outstanding 10 1/2% Senior Notes due 2009, Series A.

     In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of Atrium Companies and the Guarantors as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of

Atrium Companies, Inc.
April 8, 2004

such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of Atrium Companies and the Guarantors.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof:

     1. When the New Notes have been duly authenticated by U.S. Bank National Association, in its capacity as Trustee, and duly executed and delivered on behalf of Atrium Companies against payment of the purchase price therefore as contemplated by the Registration Statement, the New Notes will be legally issued and will constitute binding obligations of Atrium Companies enforceable against Atrium Companies in accordance with their terms.

     2. When the New Notes have been duly executed, authenticated, issued and delivered against payment of the purchase price therefore in accordance with the provisions of the Indenture, the Guarantees will constitute binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

     Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

     We are members of the Bar of the States of New York and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than laws of the States of New York and the Delaware General Corporation Law.

     We hereby consent to being named as counsel to Atrium Companies and the Guarantors in the Registration Statement, to the references therein to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

SCHEDULE I

Atrium Door and Window Company of Arizona
Atrium Vinyl, Inc.
Thermal Industries, Inc.
Atrium Door and Window Company of the Northwest
Atrium Extrusion Systems, Inc.
MD Casting, Inc.
Aluminum Screen Manufacturers, Inc.